Exhibit 99.1
Investor Relations and
Corporate Communications Contact:
 Christy Linn
(214) 466-1825
ir@archlearning.com
FOR IMMEDIATE RELEASE
ARCHIPELAGO LEARNING ANNOUNCES
CHANGES TO ITS BOARD OF DIRECTORS
DALLAS, April 6, 2011 — Archipelago Learning (NASDAQ:ARCL) a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced the resignation of Michael Powell from our Board as of April 5, 2011. The decision resulted from his appointment as President and Chief Executive Officer of the National Cable and Telecommunications Association (NCTA). We plan to fill Michael’s position on the Board with an independent candidate in the near future.
Tim McEwen, President and Chief Executive Officer of Archipelago Learning, commented, “We appreciate Michael’s insight and commitment to education as well as his endorsement of our efforts to be a leader in digital solutions that support both teachers and students. His passion and support will be missed, however we wish him well in his new role.”
Michael Powell, Chairman and Chief Executive Officer of the MK Powell Group said, “It has been a pleasure to serve on Archipelago Learning’s Board through the IPO process and the beginning stages as a public company. As schools transform into digital learning environments, the product offerings of Archipelago Learning enhance learning in a fun and engaging manner while creating greater efficiencies for teachers. To have been part of their early stages of growth has been both rewarding and exciting.”
About Archipelago Learning
Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by approximately 13 million students in about 37,500 schools throughout the United States, Canada, and the United Kingdom. Our supplemental product offerings facilitate the evolution of education as technology transforms the learning experience. For more information, please visit us at www.archipelagolearning.com.
Forward Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.
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